Exhibit 10.1

June 5, 2023

Ladies and Gentlemen:

In connection with the grant by the Board of Directors (the “Board”) of Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), of an exemption (the “Exemption”) from the Aggregate Share Ownership Limit as defined in Article IV of the Articles of Incorporation (the “Charter”) of the Company (the “Aggregate Share Ownership Limit”) and the Common Share Ownership Limit as defined in Article IV of the Charter (the “Common Share Ownership Limit” and together with the Aggregate Share Ownership Limit, the “Ownership Limits”) to Francis P. Kavanaugh and any of his affiliates (“Investor”), in connection with Investor’s acquisition of up to 10.02% of the outstanding Common Shares of the Company, in excess of the Ownership Limits, Investor hereby certifies to the Board that:

(i)       Investor understands that Investor may not acquire and beneficially own more than 10.02% (the “Excepted Holder Limit”) in the aggregate of the Common Shares of the Company (currently 222,237 shares, based on 2,218,810 shares outstanding as of the date of this letter), except with the prior approval of the Board; and

(ii)       Investor has reviewed, understands, and agrees to the terms of Section 6.17(a)(ii) of the Charter.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Charter.

/s/ Francis P. Kavanaugh
Francis P. Kavanaugh